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                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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|X|    Soliciting Material Pursuant to Rule 14a-12

                             Mercator Software, Inc.

                (Name of Registrant as Specified In Its Charter)

                        Strategic Software Holdings, LLC

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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               pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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       Check box if any part of the fee is offset as provided by Exchange Act
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


The attached material represents material available on the Internet at www.savemercator.com beginning on April 1, 2003.

SAVE MERCATOR A RESOURCE FOR INVESTORS
HOME  PROPOSED BOARD  NEWS  PRESS RELEASES  CONTACT

Strategic Software Holdings Proposes Acquisition of Mercator Software

Click here to read Strategic Software Holdings' preliminary proxy statement to the Securities and Exchange Commission

ATTENTION: MERCATOR SOFTWARE INC. STOCKHOLDERS
Strategic Software Holdings has initiated an effort to replace the current Mercator board of directors with a new slate of directors that have a wealth of skill and experience in technology, the software industry and specifically the enterprise applications space.

The reasons for this change are numerous. Under the current Board of Directors and senior management:


     o Mercator's stock price has plummeted from a high of $142 per share on March 7, 2000 to just $1.33 per share as of March 12, 2003 (see the historical stock price chart);

     o Mercator's market position collapsed from 3rd to 10th between 1999 and 2001, and its Enterprise Application Integration (EAI) market share fell from 10% to 4.7% over the same period;

     o Mercator's revenue has declined dramatically, down from $138.3 million to $111.9 million in 3 years;

     o Yet Mercator's research and development spend has been wasted, increasing from 15% to 19% of revenue over the same time from 2000 to 2002.

If you own stock in Mercator we encourage you to visit this site in coming weeks for announcements and information, as well as instructions to join this campaign for greater value for Mercator shareholders.

On March 14, 2003, Strategic Software Holdings filed a preliminary proxy statement with the Securities and Exchange Commission, announcing its intention to nominate a slate of directors to replace the current board of directors of Mercator (Nasdaq: MCTR) at the company's next annual meeting in May. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER PROXY SOLICITATION MATERIALS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by SSH with the Commission at the Commission's website at http://www.sec.gov/. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833). Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Mercator stockholders is available in the preliminary proxy statement filed by SSH with the Commission on Schedule 14A today.

Strategic Software is an investment firm that makes equity investments and acquisitions on behalf of itself and its investors. Based in Westport, Connecticut, the firm draws on its partners' extensive knowledge of all aspects of the enterprise software industry to execute strategic transactions.

Strategic Software is concerned by what it considers to be Mercator's poor performance in recent years and has decided to seek the election of its slate of directors in an attempt to deliver greater value to the shareholders.

RELATIVE STOCK PERFORMANCE

MCTR

[PERFORMANCE GRAPH OMITTED]


          Date                   MCTR          NASDAQ        Peer Group
          ----                   ----          ------        ----------
         1-Mar-00                    0              0                0

         5-Sep-00                -83.2         -19.05              -34

         5-Mar-01               -94.53         -58.23           -83.28

         4-Sep-01               -98.04         -65.66           -92.13

         4-Mar-02               -94.54         -60.73           -82.30

         3-Sep-02               -98.57         -73.64           -96.07

         3-Mar-03               -98.69         -73.44           -95.77



HISTORICAL STOCK PRICE MCTR
3/01/200- - PRESENT

[PERFORMANCE GRAPH OMITTED]

          Date                   MCTR          NASDAQ        Peer Group
          ----                   ----          ------        ----------
         1-Mar-00                    0              0                0

         5-Sep-00                -83.2         -19.05              -34

         5-Mar-01               -94.53         -58.23           -83.28

         4-Sep-01               -98.04         -65.66           -92.13

         4-Mar-02               -94.54         -60.73           -82.30

         3-Sep-02               -98.57         -73.64           -96.07

         3-Mar-03               -98.69         -73.44           -95.77

 NAME AND BUSINESS                       PRESENT PRINCIPAL OCCUPATION AND
    ADDRESS                 AGE           FIVE YEAR BUSINESS EXPERIENCE
================================================================================
Rodney Bienvenu              37     Mr. Bienvenu is currently Chairman and CEO
1465 Post Road East                 of Strategic Software. Prior to his current
Westport, CT 06880                  position, he served as Chief Planning
                                    Officer and President, divine Software
                                    Services, a division of divine, inc., a
                                    publicly traded software company. He was President and CEO of SageMaker, Inc., a digital asset management provider, for more than five years prior to 2001.

Peter J. Boni               57      Mr. Boni is currently Chairman & CEO of
10 Maguire Road, Suite 332          Surebridge, Inc., an outsourcer of software
Lexington, MA 02421                 applications, IT infrastructure and business
                                    processes. He has over 20 years' experience as a high technology CEO. Mr. Boni was previously CEO of Prime Response, an applications software company. Prior to his employment with Prime Response, Mr. Boni was
                                    President and CEO of Cayenne Software until its acquisition by Sterling Software.
                                    Previously, Mr. Boni served as president of the Software and Information Services Group of Paramount Communications, Inc. (now
                                    Viacom, Inc.).

Daniel Hoogterp              43     Mr. Hoogterp is founder and CEO of TQuist.
3 Cherry Hill Circle,               Mr. Hoogterp also presently serves as a
Suite 102, Monroe, CT 06468         technology advisor to several firms,
                                    including GlobalNet Venture Partners, LLC and ECS Energy, Inc. Prior to TQuist, he served as EVP and Chief Technology Officer of Enamics, Inc., a provider of Business
                                    Technology Management software. Prior to
                                    Enamics, he served as CTO of SageMaker,
                                    Inc., an enterprise portal software firm.
                                    Prior to SageMaker, Mr. Hoogterp was founder and CEO of Retrieval Technologies Inc.
                                    (RTI), a real time news and multimedia
                                    product firm, which merged with SageMaker in 1999. Prior to RTI, he had instrumental roles in technology development for products of IBM, MCI, Sprint, and Industrial Network
                                    Solutions.

Edward Sanchez, Jr.          37     Mr. Sanchez wholly owns and controls ES
150 E. 52nd St. 2nd Floor           Advisors LLC, a Delaware limited liability
New York, NY 10022                  company established in 2001. ES Advisors is
                                    the General Partner for ES Capital Partners
                                    LLP, a technology investment fund. For more than five years prior to the formation of ES
                                    Advisors, Mr. Sanchez served as a fund
                                    manager for Travelers Insurance (a division of CitiGroup).

Sean P. Sears                42     Since 2000, Mr. Sears has served as
TD Centre 1791 Barrington           President and Chief Executive Officer of
St., 4th Floor Halifax,             abridean, inc., a privately held software
Nova Scotia B3J 3K9 Canada          company that he founded. From 1998 through
                                    2000, Mr. Sears was president of Ogden Pong
                                    Venture Management, a private investment firm that he founded. Previously, he co-founded and was President of Cycor
                                    Communications, a nation internet service provider.

Michael R. Wodopian          50     Mr. Wodopian is currently the Director of
9750 Goethe Road,                   Marketing, Optical Products Group with Intel
Sacramento, CA 95827                Corporation, the world's largest chip maker,
                                    and a leading manufacturer of computer,
                                    networking and communications products, and he has held a number of general management, business development and marketing positions within Intel since 1999, when he joined
                                    Intel through its acquisition of Level One
                                    Communications. At Level One Communications,
                                    Mr. Wodopian was the Vice President of
                                    Business Development and Strategic Planning.

   On March 14, 2003, Strategic Software Holdings filed a preliminary proxy statement with the Securities and Exchange Commission, announcing its intention to nominate a slate of directors to replace the current board of directors of Mercator (Nasdaq: MCTR) at the company's next annual meeting in May. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER PROXY SOLICITATION MATERIALS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

   Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by SSH with the Commission at the Commission's website at http://www.sec.gov/. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

   Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Mercator stockholders is available in the preliminary proxy statement filed by SSH with the Commission on Schedule 14A today.

April 1, 2003
Bloomberg
Strategic Software Says Mercator Won't Discuss Offer

Dow Jones Business News
Strategic Software: Mercator Refuses Talks

Reuters
UPDATE - Strategic Software says Mercator no go on buyout

The Deal.com
Strategic Software ignored by Mercator Software

The Hartford Courant
Takeover Offer Lifts Mercator Shares

MARCH 31, 2003
Bloomberg
Mercator Receives $72.5 Million Offer From Investor Bloomberg Interview ( transcript )

Strategic Software's Bienvenu: Offer for Mercator

Dow Jones News Service
Strategic Software Makes $75M Bid For Mercator

Reuters News
Strategic Software to buy Mercator for about $74 mln.

The Deal.com
Minority shareholder bids for Mercator

Schedule 13D click to read (pdf)

MARCH 18, 2003
The Deal.com
Mercator fires back at investor

MARCH 17, 2003
Proxy Statement click to read (pdf )

MARCH 15, 2003
Greenwich Time/Stamford Advocate
Mercator target of takeover firm

   On March 14, 2003, Strategic Software Holdings filed a preliminary proxy statement with the Securities and Exchange Commission, announcing its intention to nominate a slate of directors to replace the current board of directors of Mercator (Nasdaq: MCTR) at the company's next annual meeting in May. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER PROXY SOLICITATION MATERIALS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

   Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by SSH with the Commission at the Commission's website at http://www.sec.gov/. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

   Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Mercator stockholders is available in the preliminary proxy statement filed by SSH with the Commission on Schedule 14A today.

April 1, 2003
Strategic Software Holdings Says Mercator Software Refuses to Engage in Meaningful Discussions

March 31, 2003
Strategic Software Holdings Proposes Acquisition of Mercator Software

March 18, 2003 (pdf)
Strategic Software Holdings Requests Mercator Software Shareholder List

March 14, 2003
Strategic Software Holdings Announces Slate of Director Nominees for Mercator Software Inc.


  On March 14, 2003, Strategic Software Holdings filed a preliminary proxy statement with the Securities and Exchange Commission, announcing its intention to nominate a slate of directors to replace the current board of directors of Mercator (Nasdaq: MCTR) at the company's next annual meeting in May. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials, when they become available, because they will contain important information.

  Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by SSH with the Commission at the Commission's website at http://www.sec.gov/. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

  Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Mercator stockholders is available in the preliminary proxy statement filed by SSH with the Commission on Schedule 14A today.

                      For more information please contact:
                                MEDIA RELATIONS:
                                 Brunswick Group
                                    Lekha Rao
                                  Wendel Carson
                                Tel: 212-333-3810
                     Email: savemercator@brunswickgroup.com
                               INVESTOR RELATIONS:

                            Innisfree M&A Corporation
                                 Arthur Crozier
                                   Peter Walsh
                                Tel: 212-750-5833
   On March 14, 2003, Strategic Software Holdings filed a preliminary proxy statement with the Securities and Exchange Commission, announcing its intention to nominate a slate of directors to replace the current board of directors of Mercator (Nasdaq: MCTR) at the company's next annual meeting in May. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER PROXY SOLICITATION MATERIALS, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

   Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by SSH with the Commission at the Commission's website at http://www.sec.gov/. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

   Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Mercator stockholders is available in the preliminary proxy statement filed by SSH with the Commission on Schedule 14A today.

MERCATOR TARGET OF TAKEOVER FIRM
BY JIM ZEBORA
Business Editor
GREENWICH TIME (and STAMFORD ADVOCATE)


March 15, 2003

A Westport-based investment firm is aiming to take over Wilton-based Mercator Software Inc., a specialist in linking incompatible business computer systems that fell on hard times several years ago and has yet to recover.

Strategic Software Holdings filed a preliminary proxy statement yesterday with the Securities and Exchange Commission, saying it will nominate a slate of directors to replace Mercator's current board.

The election will take place at the company's next annual meeting in May.

"Shareholders must act before their investments dwindle to nothing," said SSH Chairman and Chief Executive Officer Rodney Bienvenu. "As Mercator's largest shareholder, we are taking this action because the current board has steered the company into a precarious situation and the company lacks a realistic strategy for creating shareholder value."

Mercator's shares have fallen from a high of $142 three years ago on March 10, 2000, the zenith of the dot-com bubble, to a low of 66 cents on Nov. 1, 2002. The stock closed yesterday at $1.26, down 14 cents on the day.

In August 2000, Mercator said its results for the first half of that year were inaccurate after the company failed to report about 4 percent of its expenses, about $2.4 million.

A management shake-up began with that restatement. Roy C. King became president and chief executive officer in January 2001, replacing company founder Constance
F. Galley, who resigned in November 2000. The company's CFO also left under a cloud.

Mercator laid off hundreds of workers as it struggled to get its finances under control. It has also struggled to keep revenues growing in a competitive market for business integration software.

Mercator last December agreed with the SEC to settle an investigation into the company's financial reporting for 2000, saying it would not oppose an SEC administrative order not to violate financial reporting standards. In November, Mercator paid $8.2 million to end an investor law suit sparked by the company's steep stock price decline two years before.

The company was mum last evening on the move by Strategic Software Holdings to gain control.

"We have no comment from Mercator today," Mercator spokesman Jonathan Cohen said. "A comment from Mercator will be forthcoming, but not today." Copyright
(C) 2003, Southern Connecticut Newspapers, Inc.

MERCATOR FIRES BACK AT INVESTOR
by David Shabelman in Chicago
THE DAILY DEAL
Updated 06:02 PM EST, Mar-17-2003

A dissident shareholder in MERCATOR SOFTWARE INC. on Monday denied the company's allegations that his investment group is staging a proxy fight against the integration software vendor only to generate a quick profit.

"We are disappointed that a small group of dissidents whose interests clearly appear to be focused on short-term gains would seek to change the direction of the company at such a propitious moment," Mercator CEO Roy King said Monday, March 17, in a statement responding to a March 14 proxy filing by STRATEGIC SOFTWARE HOLDINGS. SSH controls 4.85% of Mercator and is nominating seven candidates to the board of the Wilton, Conn.-based company.


While dismissing the charge that he is focused on "short-term gains," SSH chief executive Ron Bienvenu did say Mercator must take prompt action to salvage the company, whose business has steadily eroded since 2000.


"If Mercator continues along its path, management will continue to draw their salaries, the board will just sit there and do nothing and investors won't have a long term," he said. "We're the only hope for the long term of the company."


Bienvenu said Mercator's management has rejected his recommendation that the company hire an investment banker to seek a sale, among other options.


Bienvenu is the former CEO of SageMaker Inc., a software company acquired in 2001 by DIVINE INC., which recently filed for bankruptcy protection. He takes Mercator to task for not moving more aggressively to position itself for an eventual increase in technology spending.


"Large corporations are very wary of betting on small companies," he said. "Large companies become conservative and stick with market leaders, and Mercator's market share will dwindle until it disappears. If I'm selling against Mercator, I'd kick their ass."


A Mercator spokeswoman declined comment. In its statement the company says its share of the enterprise application integration market increased from 9.9% to 10.5% in 2002 and that its operating performance exceeded that of rivals


An analyst who asked not to be identified predicted that Mercator, and other small integration software companies such as SEEBEYOND TECHNOLOGY CORP. of Monrovia, Calif., and VITRIA TECHNOLOGY INC. of Sunnyvale, Calif., will continue to lose market share to industry leaders TIBCO SOFTWARE INC. of Palo Alto, Calif., and WEBMETHODS INC. of Fairfax, Va.


"Most of the customers going forward will buy integration technologies from Tibco and webMethods, and the rest will struggle to maintain their viability," he said. "The smaller companies don't have the financial resources to spend on R&D and sales and marketing required to" match bigger competitors.


If SSH wins control of Mercator's board, Bienvenu said it would look at all of its options, including selling the company, making an acquisition or SSH moving to buy it outright. He said the company's value is not in its intellectual property but its user base, which stands at 1,100 customers.


"They have a great, entrenched customer base but need to be combined with the right organization to take advantage of it," he said.

Shares of Mercator, whose market capitalization is $46 million, rose 5.6% Monday to close at $1.33 on the Nasdaq. The stock is down from its 52-week high in March 2001 of $6.10 per share and only a fraction of its all-time high of $149.88 in March 2000, when Mercator's market cap peaked at $5 billion.


Mercator's software helps customers link technologies between different computer applications. In the fourth quarter, Mercator reported revenues of $32.3 million, up 28% sequentially from revenues of $25.3 million but down 7% from the $34.7 million reported in the year-ago period.


The analyst said Mercator's fortunes dwindled as corporate technology spending fell and as the mcompany competed head-to-head with Tibco and webMethods. Mercator also had some financial reporting issues in 2000 that contributed to its woes, he said.


In December 2002, Mercator announced it had reached an agreement with the Securities and Exchange Commission regarding an overstatement in the company's first two quarters of 2000. The company had underreported $2.4 million, or 4% of its total expenses. In December the company announced it had paid $8.2 million to settle shareholder litigation initially filed against the company for overstating its income and profits.

Bloomberg (www.bloomberg.com)
March 31, 2003
New York

STRATEGIC SOFTWARE'S BIENVENU: OFFER FOR MERCATOR

Transcript of interview

Jonathan Make: I am Jonathan Make with a Bloomberg Multimedia Interview with Ron
         Bienvenu. He is the Chairman of Strategic Software Holdings LLC. He is joining me by telephone from New York. We are talking about his company's offer to buy Mercator Software for about $73 million. The offer comes after shares of Mercator Software have fallen about 72% in the past year, along with many other software companies. The shares have fallen and the company has cut jobs. Strategic Software is offering 40% more than the closing share price for Mercator, which sent Mercator shares up - although not up as high as the offer is indicating that investors may be concerned about the company accepting the offer.

         Ron, why is Mercator going to take your offer now?

Ron Bienvenu: Well, we are hopeful that they will take our offer because we believe that, where they have ended up in the market space, their slipping in market share puts them in a precarious position. They have a very good asset in their customer base, they have great technology, but in the particular market where they find themselves, if you're not a top-three, top-five player, it is getting more and more difficult to get additional customers. So we believe that it is in the best interest of all shareholders to take the company, take it private and run it in a fundamentally different way than it has been run historically. We think it is going to be a long time before this company sees this kind of share price and we think it is a very fair price for the company.

JM: The company has said today that it is considering your offer, which a spokesman tells me that they just received this morning. They are saying that they will give it their full consideration. Often, Ron, in a situation such as this, the company that has received a bid will consider it, they'll reject it and then they will enter talks with you, the potential acquirer, [a foreign acquisition] at a slightly higher price. You say that your offer is fair - what's your indication of what the company will do and would you be willing to enter talks with them about a higher price to actually get a sale agreement and to not have to go through a shareholder proxy or other measures?

RB: Well, as you know, we have already filed our own Board slate and that's putting pressure on the company, we understand that. We believe it is the right thing to do. But, we have offered, in our letter this morning to the company, to meet with them tomorrow to explain all the contingencies in our letter, which I think might be explaining some of the market's hesitancy, and sit with them and come to a deal that is friendly.

         We're interested in buying this company and taking it private. Any kind of protracted battle is not good for the company. We understand that and it is not in anybody's best interest and as long term players, that's what we are focused on. We hope to meet with the company tomorrow. We had a meeting scheduled, on their request last week, for tomorrow. Over the weekend we were unable to get that meeting agreed to because they kept asking us for additional information that we weren't prepared to give them outside of a face-to-face meeting. But we remain hopeful that we can meet with them tomorrow and we'll come to a speedy agreement on something that's great for all shareholders. And we'll conclude this transaction as quickly as possible.

JM: Other investments your firm manages or other companies that you have bought, you had mentioned some of them before we began this interview, they are all privately held. Why should an investor in Mercator trust you to do a better job with the management team you propose to bring in?

RB: I think you're asking two different things. If you are saying, why our Board slate...why let us bring our management team in there to run the company as a public company...there are a lot of reasons, but we, intentionally, have not started to explain that to the shareholder base yet. We have a very solid plan, we have a very solid management team and we're more than happy to explain that to people when the time is right. But the second thing you are asking is...the make-up of our pitch to the company has shifted as of this morning. We're saying, here is $2.17 a share in cash, that's a 40% premium over market on Friday and that's a 60+% premium since the beginning of the year for average share price and what we are arguing to the shareholders today is that this is a full and fair price. It will be a long, long time - and frankly, we don't believe the current management team will ever see this level of pricing for this company again. The company is being marginalized in the marketplace and unless actions are taken to stem that, this company, as T.S. Elliot in a poem once said: "This is the way the world ends, this is the way the world ends, this is the way the world ends, not with a bang, but a whimper." That is what we think is happening to Mercator as a company and we think shareholders should accept our offer - it is a good offer, it's a fair offer. They can take their money and invest it in other things if they'd like. So our pitch today is not do we have a better plan, our pitch today is here's a price. We'll take this company private and take the risk we need to take in order to execute on a very long-term strategy.

JM: Ron, one final question - and thank you for the poetry from T.S. Elliott - many companies, not just Mercator, might be better run as a private company because of how the market is valuing them. Do you agree with this statement and (in the 45 seconds we have left), why is this so?

RB: We certainly agree. Why is it so? It is so because the enterprise software market has reached a level of maturity where the current business models for many of these companies are no longer valid. We believe that very strongly. We believe these companies are inefficient, they're not generating the kind of returns a shareholder should expect and they won't. The market has changed. There is no more Y2K driving adoption rates. The enterprise buyer is more conservative and more cautious. Companies have enough technology. What they need today is to implement that technology and manage it more effectively to really add value to their bottom line - the customer's bottom line. So I think a lot of these companies are still living in the late 90s and early 2000 and those models are no longer valid.

JM: Thank you, Ron Bienvenu, Chairman of Strategic Software Holdings LLC, based in Westport, CT but joining me by phone from New York today on his company's offer for Mercator Software.

Reuters
Strategic Software to buy Mercator for about $74 mln
Monday March 31, 10:01 am ET


NEW YORK, March 31 (Reuters) - Strategic Software Holdings, a private investment firm, said on Monday it planned to acquire Mercator Software (NasdaqNM:MCTR -
News) in an all-cash bid worth about $74 million.

Strategic Software said it offered $2.17 a share for each share of Mercator outstanding, representing a 40 percent premium over the company's $1.55 closing price on Friday.

Strategic Software, which currently own 1.6 million shares of Mercator, said it made the offer in a letter to Mercator's board on Monday.

It said it filed a preliminary proxy statement with the Securities and Exchange Commission (News - Websites) available at http://www.sec.gov/. It did not say when a definitive proxy statement would be available.

Mercator Software -- which competes with International Business Machines Corp. (NYSE:IBM - News) among others in the market for software that enables different computer systems to be stitched together -- has been hit hard as businesses have slashed their technology spending to counter a weak U.S. economy.

Dow Jones Business News
Strategic Software Makes $75 Million Bid for Mercator
Monday March 31, 12:28 pm ET
By Janet Whitman


NEW YORK -- Strategic Software Holdings, a dissident investor in Mercator Software Inc. , has made an unsolicited all-cash bid for the software company worth about $75 million.

The investment firm, which owns nearly 5% of Mercator's stock, or 1.6 million shares, disclosed the offer in the form of a "bear-hug" letter to the company's board dated Monday, a copy of which was obtained by Dow Jones Newswires.

The friendly takeover bid, which could turn hostile, marks the latest attempt by the investor group to wrest control of the downtrodden Wilton, Conn., software concern in an attempt to improve shareholder value.

On March 14, Strategic Software, an equity investment and buyout firm specializing in software, disclosed a plan to nominate a slate of directors to replace Mercator's board at the company's next annual meeting in May.

"Over the past several months, (Strategic Software) has approached several members of your management team and board to discuss working together to develop a plan for stopping the hemorrhage of value that has occurred under current leadership," Rodney Bienvenu, Strategic Software's chairman and chief executive, said in the letter to the board. "Each and every time our suggestions for working together to deliver greater value to the shareholders have been rejected. After careful review of our options, we have concluded that it would be desirable for (Strategic Software) to acquire Mercator."

In the letter, Mr. Bienvenu said Strategic Software, Westport, Conn., has "a reasonable belief that it will have the means to consummate the proposed acquisition."

Under the terms of the deal, the investment firm is offering Mercator $2.17 a share. The offer represents a 40% premium to Mercator's closing stock price of $
1.55 on Friday.

Like many small technology companies, Mercator has seen its business steadily erode since the burst of the tech bubble. The company's stock price reached an all-time high of more than $140 in March 2000. Now, however, with the air out of the tech bubble and corporate spending on new technologies ground to a near standstill, Mercator is struggling.

Mr. Bienvenu, a former CEO of SageMaker Inc., a software company acquired in 2001 in an all-stock deal by Divine Inc., which has since filed for bankruptcy protection, said in the letter that his firm has "ongoing concerns that the value of Mercator is not being maximized for the benefit of stockholders."

A spokeswoman for Mercator confirmed that the company received Strategic's takeover proposal.

"We will give it our full consideration and respond appropriately," she said.

Mercator's stock price shot to a high of $1.87 a share in early-morning trading following the news of the takeover bid. In midday trading on the Nasdaq Stock Market (News - Websites), shares of Mercator were up 20 cents, or 13%, at $1.75.

Under the proposed deal, Mercator would be taken private, Mr. Bienvenu said in an interview later on Monday.

"That would be the ideal scenario, although I wouldn't rule out other ( possibilities)," he said. "We will work with the company to structure a deal that's beneficial to getting the deal done."

Mr. Bienvenu likened his plan to reshape Mercator to making sausage. "We would take the company and put it through some significant strategic shifts," he said. "We wouldn't entirely rule out keeping it public, but what we want to achieve is best done as a private company."

Since the news of the acquisition proposal hit the wire early Monday, Mr. Bienvenu said he has been contacted by at least four large Mercator shareholders who said they support his takeover plan.

"It will be a long time before the stock would see the price we are offering," said Mr. Bienvenu. "It's an opportunity for investors to take some cash off the table."

For Strategic Software, the deal represents a long-term bet that the enterprise software market is going to be transformed over the next few years and Mercator will be repositioned to benefit from that transformation.

The investment firm has "a number of financing sources lined up" to fund the buyout, Mr. Bienvenu said. He declined to name them but said they were "names that everyone would know."

Strategic Software hopes to meet with Mercator on Tuesday to discuss the deal.

-By Janet Whitman; Dow Jones Newswires; 201-938-5248; janet.whitman@dowjones.com

MERCATOR RECEIVES $72.5 MILLION OFFER FROM INVESTOR (UPDATE1)
By Jonathan Make

Wilton, Connecticut, March 31 (Bloomberg) -- Mercator Software Inc., a maker of products that link computer systems, received a takeover proposal from an investor offering $72.5 million. Strategic Software, which already owns 1.6 million shares of the company, offered $2.17 a share, it said in a statement. That is 40 percent more than Friday's closing price. Mercator said it will consider the bid.

The investor has made several attempts to discuss how to improve Mercator's results after market share fell, Strategic Software Chairman Rodney Bienvenu said. He wants to take it private and run Mercator with executives selected by his closely held firm to boost sales of software to businesses. Mercator stock fell 72 percent in the past year as it fired workers.

"We just received the formal proposal this morning," said Mercator spokesman Jonathan Cohen. "We are looking at it closely."

Strategic Software, which is seeking to meet with Mercator executives tomorrow, hopes to avoid a "protracted battle" to acquire the company, Bienvenu said.

"We do not believe the current management team will ever see an offer as full as this for the company," he said. "It is getting more and more difficult for them to get more customers." Shares of Wilton, Connecticut-based Mercator rose 24 cents, or 15 percent, to $1.79 as of 13:06 p.m. New York time in Nasdaq Stock Market trading.

Mercator "will give it our full consideration, and will respond accordingly," Cohen said, referring to the bid from Westport, Connecticut-based Strategic Software. He wouldn't elaborate.

The offer includes the purchase of about 33.4 million shares not already owned by the investor, said Strategic Software spokeswoman Wendell Carson, who works for Brunswick Group. The bid doesn't involve the assumption of debt, she said.

MINORITY SHAREHOLDER BIDS FOR MERCATOR

by David Shabelman in San Francisco [mailto:dshabelman@thedailydeal.com], The
Daily Deal                           ----------------------------------


Updated 05:44 PM EST, Mar-31-2003

Investment firm STRATEGIC SOFTWARE HOLDINGS, which in mid-March announced plans to launch a proxy challenge against MERCATOR SOFTWARE INC., is now proposing to buy the company.

SSH offered Monday, March 31, to pay $2.17 per share, or $75 million, for Wilton, Conn.-based Mercator, a 40% premium over the company's closing stock price Friday of $1.55 per share. SSH owns 4.6% of Mercator.

Ron Bienvenu, CEO of Westport, Conn.-based SSH, said his plan is to buy the company and take it private. He said he decided to pursue a buyout after failing to reach consensus with Mercator management about how to revive the ailing software vendor.

"The reason we decided to move forward is we feel there is significant shareholder support to do a transaction of that nature, and it's the right thing to do for the company," Bienvenu said. "It was a decision we had to make at some point; we were just hoping the company would cooperate more."

Jonathan Cohen, vice president of corporate communications at Mercator, said the company is reviewing SSH's offer. "We received the formal proposal this morning," he said. "We are studying it carefully and giving it all due consideration and will respond accordingly."

Bienvenu said he had preliminary discussions with Mercator regarding a deal last week, but talks broke down when he was unwilling to provide the company with a detailed strategic plan. Mercator said it would proceed with a face-to-face meeting with Bienvenu scheduled for Tuesday. Cohen said he did not know the status of the meeting.

Bienvenu said he has lined up equity financing from a number of "late-stage funding sources," though he declined to provide specifics. John Cooper, managing director with Santa Monica, Calif.-based DIGITAL COAST PARTNERS LLC, is acting as financial adviser for SSH. Kyle Badger, partner with Chicago-based MCDERMOTT, WILL & EMERY, is handling legal affairs for SSH.

SSH on March 14 filed a proxy statement nominating seven candidates for Mercator's board of directors. Bienvenu said the proxy vote is tantamount to a vote on the proposed acquisition.

"This is a very big premium over where the company is trading and where I think it will ever trade again," Bienvenu said. "We're offering a full and fair value for the company, and it's our hope that shareholders will support it."

Mercator's software helps customers link disparate computer applications. The company has enlisted JENKENS & GILCHRIST LLP of Dallas as its legal adviser; Mercator declined to say if it has hired a financial adviser. On Monday shares of the company traded at $1.71, up 10.3%, though still at a discount to SSH's offer.
Bienvenu is the former CEO of SageMaker Inc., a software company that was bought by now-bankrupt DIVINE INC. in 2001. "Everybody is waiting on what the company has to say," he said. "Is the company going to support this or not? I think a lot of people are doubtful the company is going to support this."

THE DEAL.COM
AMERICAS IN BRIEF
edited by Greg Johnson
Updated 05:49 PM EST, Apr-1-2003

STRATEGIC SOFTWARE IGNORED BY MERCATOR SOFTWARE
STRATEGIC SOFTWARE HOLDINGS said late Tuesday, April 1, that MERCATOR SOFTWARE INC. has refused to engage in "meaningful discussions" with the investment firm regarding its $75 million buyout offer. On March 31, Westport, Conn.-based SSH offered $2.17 a share for Wilton, Conn.-based Mercator, whose software helps customers link technologies between different computer applications. A Mercator spokesman said the company did meet with SSH and will put out a formal response after discussing details of the meeting with its board of directors. -- David Shabelman

Reuters
UPDATE - Strategic Software says Mercator no go on buyout Tuesday April 1, 5:53 pm ET


NEW YORK, April 1 (Reuters) - Investment company Strategic Software Holdings said on Tuesday Mercator Software Inc. (NasdaqNM:MCTR - News) refused to engage in discussions about its $74 million takeover bid.


Strategic Software on Monday offered to acquire Mercator in an all-cash bid worth $2.17 per share. The offer came less than three weeks after Strategic Software said it would run its own slate of directors to replace the Wilton, Connecticut-based company's board at its upcoming annual meeting.

Mercator Software -- which competes with International Business Machines Corp. (NYSE:IBM - News), among others, in the market for software that enables different computer systems to be stitched together -- has been hit hard as businesses have slashed their technology spending to counter a weak U.S. economy.

In a statement on Tuesday, however, Strategic Software said Mercator "refused to engage in meaningful discussions" about the proposal, which represented a 40 percent premium over the company's $1.55 closing price on Friday.

"We came to the meeting this morning prepared to have a meaningful, collaborative discussion on all elements of our proposal," Rodney Bienvenu, chief executive of Strategic Software said. "They refused to even engage in discussions on those terms," he added.

Jonathan Cohen, a spokesman for Mercator, said the company's management had met with Strategic Software on Tuesday and "listened carefully to what they had to say," he said.

He said the next step was for the management team to report back to Mercator's board of directors. After that, and once the board has had enough time to review the offer, Mercator will issue a formal response, Cohen said. He added that there was no time frame for the response.

Earlier on Tuesday, investors pushed Mercator shares down as much as 5 percent, on doubts the software company would accept the buyout offer. The shares closed down 3.95 percent, or 7 cents, at $1.70 on the Nasdaq. On Monday, when the offer was announced, the shares rose as much as 20 percent.

Mercator had previously lambasted Strategic Software's attempts to take over its board, calling it an attempt by a "small group of dissidents" that was only interested in short-term gains at a "propitious moment" in the company's history. (Additional reporting by Tom Johnson)

Dow Jones Business News
Strategic Software: Mercator Refuses Talks
Tuesday April 1, 4:23 pm ET


NEW YORK (Dow Jones)--Strategic Software Holdings, a dissident investor in Mercator Software Inc. (NasdaqNM:MCTR - News) , said Mercator has refused to engage in " meaningful" discussions on Strategic's proposal to acquire the company for $2.17 a share.


On Monday, Strategic Software, an equity investment and buyout firm specializing in software, made an unsolicited all-cash bid for Mercator worth about $75 million. The offer represented a 40% premium over Mercator's closing stock price of $1.55 on Friday.

In a press release Tuesday, Strategic said the two sides held a meeting earlier in the day to discuss the proposal.

A Mercator spokesman said, "We have met with Strategic Software and listened to their proposal. The next step is to report back to the board of directors after which we will have a formal response."

The spokesman said no timetable has been set for the board to make a decision.

On March 14, Strategic Software, which owns a 5% stake in Mercator, disclosed a plan to nominate a slate of directors to replace Mercator's board at the company's next annual meeting in May.

Company Web site: http://www.mercator.com

-Stephen Lee; Dow Jones Newswires; 201-938-5400